Exhibit 99.1

Vulcan Announces First Quarter Results

Continuing Cost Management Actions Help Offset Effects of Demand Decline

BIRMINGHAM, Ala.--(BUSINESS WIRE)--May 4, 2009--Vulcan Materials Company (NYSE:VMC) announced results today for the first quarter ended March 31, 2009.

First Quarter Summary and Comparisons with the Prior Year

  Earnings from continuing operations were a loss of $32 million, or $0.29 per diluted share.
  Aggregates shipments declined 30 percent, reducing earnings $0.58 per diluted share.
  Aggregates pricing increased 2 percent overall, with wide variations across markets.
  Aggregates unit variable production costs were flat and cash fixed costs decreased 21 percent.
  Asphalt material margins recovered from the depressed prior year levels.
  Selling, administrative and general expenses declined 14 percent.
  EBITDA was $97 million versus $160 million in the prior year.
  Cash earnings were $70 million versus $112 million in the prior year.

Commenting for the Company, Don James, Vulcan’s Chairman and Chief Executive Officer, stated, “The sharp decline in demand for construction materials is unprecedented. In response to continuing market weakness and the corresponding reduced demand, we remain focused on reducing costs, improving productivity and maintaining unit variable margins. These actions helped mitigate the earnings effect of lower sales volumes. In contrast to typical seasonal operating plans, during the first quarter we reduced production and inventory levels. These decisions penalized first quarter earnings but improved cash generation and better positioned us for improved operating performance going forward.

“We remain highly focused on cash generation and improving our liquidity during this period of weak demand for our products. Critical evaluation of the strategic nature and timing of all capital projects led us to reduce spending on capital projects to $26 million from the $109 million spent in the first quarter of the prior year. We improved our liquidity through an issuance in early February of $400 million of long-term debt. Proceeds of this debt offering reduced short-term bank borrowings, thereby freeing up a like amount of liquidity under our lines of credit. Overall, in the first quarter, we reduced total debt by $33 million. In April, we utilized $250 million of the liquidity under our bank lines of credit to pay off $250 million of 10-year notes as scheduled.”

First Quarter Operating Results Commentary

First quarter earnings for aggregates declined as lower shipments more than offset the earnings effect from price improvement, lower unit costs for diesel fuel and prudent cost control. Aggregates shipments were sharply lower compared to the prior year’s first quarter in all markets except the Central Gulf Coast where large energy-related and industrial construction projects have sustained aggregates demand. The decrease in aggregates volumes reduced EBITDA by approximately $84 million versus the prior year. The overall increase in the average selling price for aggregates reflects wide variations across Vulcan-served markets. Many major markets realized price improvement from the prior year above the 2 percent average, while markets in the far west reported year-over-year declines in average selling price. Excluding these western markets, aggregates pricing improved 4 percent from the prior year’s first quarter. Aggregates pricing in western markets was lower due to a substantial increase in sales of lower priced products, including fill material and railroad ballast. Excluding the sales of lower priced products, aggregates pricing in western markets decreased 3 percent as compared to the prior year’s first quarter due to lower demand.

Rationalizing production, reducing operating hours, streamlining the work force and effectively managing spending levels reduced aggregates costs versus the prior year. Aggregates unit variable production costs were flat compared to the prior year’s first quarter and cash fixed costs declined 21 percent from the prior year. The unit price for diesel fuel decreased 47 percent from the prior year’s first quarter, increasing earnings $0.07 per diluted share.

Asphalt earnings in the first quarter were higher than last year’s first quarter as material margins recovered to more normal levels reflecting recent moderation in the cost of liquid asphalt. Asphalt sales volumes decreased 27 percent from the prior year’s first quarter level. Concrete earnings decreased from the prior year’s first quarter due to weaker demand.

Cement earnings were a slight loss in the first quarter due to weak demand and lower production levels.

Selling, administrative and general expenses in the first quarter decreased $13 million from the prior year’s first quarter. Cost-saving actions implemented across the Company to align spending levels with weak product demand more than offset project costs related to the replacement of legacy IT systems and higher severance costs. Performance-based compensation accruals as well as employee expenses, including salaries and benefits, were lower compared with the prior year. Employment levels across the Company are down 14 percent from the prior year.

All results are unaudited.

Outlook Highlights and Commentary

  Full year aggregates pricing is expected to increase 4 to 6 percent from the prior year.
  Full year aggregates shipments, including some projected incremental demand starting in the second half of 2009 from the economic stimulus plan, are expected to decline 10 to 15 percent from 2008 levels.
  Diesel fuel and liquid asphalt prices will be lower for the full year 2009 compared to the average price in 2008.
  Our focus on cash generation and liquidity will continue.

Commenting on the Company’s outlook for 2009, Mr. James stated, “Broad-based economic weakness and extremely tight credit markets continue to hamper private construction activity and add to uncertainty in projecting demand for our products. Our revised volume outlook for the full year assumes lower aggregates demand in all major end markets, offset somewhat by incremental demand starting in the second half of 2009 from the first of the economic stimulus projects.

“The Economic Stimulus Plan passed by Congress and signed by the President in February includes an estimated $50 to $60 billion of much-needed direct funding for transportation and other infrastructure-related projects that will help offset projected weakness in private construction activity. Transportation projects are the most aggregates-intensive form of construction. For every billion dollars spent on highways, we estimate that approximately 14 million tons of aggregates are consumed, assuming a normal mix of highway projects. That same billion dollars spent on highways would also consume, on average, 4 to 5 million tons of asphalt mix and 150,000 cubic yards of concrete. Vulcan-served states will receive 60 percent of the $28 billion in funds for highway and bridge projects.

“Early reports show that state and local departments of transportation are making good progress using stimulus dollars to make highway investments and create jobs in the U.S. economy. In fact, most Vulcan-served states have obligated some portion of their highway stimulus funds in the past two months. Additionally, we expect highway bidding activity in our states to increase both in number of projects and the frequency of bid lettings in order to meet the 120-day deadline for each state to obligate at least 50 percent of its highway stimulus funding.

“Other non-building infrastructure that is funded by the stimulus plan such as water and environmental projects also consume large quantities of aggregates. For every billion dollars spent on water and environmental infrastructure, we estimate 5 to 6 million tons of aggregates could be consumed along with 300,000 tons of asphalt mix and 200,000 cubic yards of concrete. Building-related infrastructure consumes 2 to 3 million tons of aggregates along with 200,000 tons of asphalt mix and 700,000 cubic yards of concrete for every billion dollars spent.

“We are also encouraged by the success to date of the Build America Bonds authorized in the Economic Stimulus Plan. These bonds can be used to finance construction by issuers who have traditionally used tax-free bonds. Build America Bonds have already been issued for construction projects in California and Virginia.

“Our available production capacity and improved cost structure position Vulcan to participate efficiently and effectively in the supply of material for economic stimulus projects. Key Vulcan-served states such as California, Florida and Texas will receive the largest percentage of highway funding under the stimulus plan and are likely targets for above-average funding for other stimulus spending for infrastructure because of their high growth and large population base. Vulcan sales in these three states should benefit from our aggregates-focused strategy that is complemented by our asphalt and concrete operations.

“We expect higher selling prices for our products in 2009 to help offset the earnings effects of lower volumes. The average selling price for asphalt mix in 2009 should increase from 2008 as shipments reflect sales orders that include recovery of the sharp increase in liquid asphalt cost that peaked in late 2008.

“Debt reduction and achieving target debt ratios remain a priority use of cash flows. We expect to reduce total debt by $200 million during 2009. For the full year 2009, we expect capital spending to be approximately $200 million, down sharply from the $354 million spent in 2008.”

Conference Call

Vulcan will host a conference call at 9:00 a.m. CDT on May 5, 2009. Investors and other interested parties in the U.S. may access the teleconference live by calling 888.713.4215 approximately 10 minutes before the scheduled start. International participants can dial 617.213.4867. The access code is 36574572. A live webcast will be available via the Internet through Vulcan's home page at www.vulcanmaterials.com. The conference call will be recorded and available for replay approximately two hours after the call through May 7, 2009.

Vulcan Materials Company, a member of the S&P 500 Index, is the nation's largest producer of construction aggregates, a major producer of asphalt mix and concrete and a leading producer of cement in Florida.

Certain matters discussed in this release, including expectations regarding future performance, contain forward-looking statements that are subject to assumptions, risks and uncertainties that could cause actual results to differ materially from those projected. These assumptions, risks and uncertainties include, but are not limited to, those associated with general economic and business conditions; changes in interest rates; the timing and amount of federal, state and local funding for infrastructure; changes in the level of spending for residential and private nonresidential construction; the highly competitive nature of the construction materials industry; the impact of future regulatory or legislative actions; the outcome of pending legal proceedings; pricing; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; increasing healthcare costs; the timing and amount of any future payments to be received under the 5CP earn-out contained in the agreement for the divestiture of the Company's Chemicals business; the Company’s ability to secure and permit aggregates reserves in strategically located areas; the Company’s ability to manage and successfully integrate acquisitions; risks and uncertainties related to the Company’s acquisition of Florida Rock Industries, Inc., including the ability to successfully integrate its operations and to achieve the anticipated cost savings and operational synergies; the possibility that business may suffer because management’s attention is diverted to integration concerns; the impact of the global financial crisis on our business and financial condition; and other assumptions, risks and uncertainties detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year. Forward-looking statements speak only as of the date hereof, and Vulcan assumes no obligation to publicly update such statements.

		Table A
Vulcan Materials Company
and Subsidiary Companies
	(Amounts and shares in thousands,
	except per share data)

	Three Months Ended
Consolidated Statements of Earnings	March 31
(Condensed and unaudited)	2009	2008

Net sales	$567,895	$771,762
Delivery revenues	32,399	45,577
Total revenues	600,294	817,339

Cost of goods sold	490,288	617,312
Delivery costs	32,399	45,577
Cost of revenues	522,687	662,889

Gross profit	77,607	154,450
Selling, administrative and general expenses	79,717	92,576
Gain on sale of property, plant & equipment and businesses, net	2,503	3,945
Other operating (income) expense, net	1,719	(939)
Operating earnings (loss)	(1,326)	66,758

Other income (expense), net	(1,075)	(2,651)
Interest income	795	671
Interest expense	43,919	43,458
Earnings (loss) from continuing operations before income taxes	(45,525)	21,320
Provision (benefit) for income taxes	(13,270)	6,835
Earnings (loss) from continuing operations	(32,255)	14,485
Loss on discontinued operations, net of tax	(525)	(552)
Net earnings (loss)	$(32,780)	$13,933
Basic earnings (loss) per share:
Continuing operations	$(0.29)	$0.13
Discontinued operations	(0.01)	-
Net earnings (loss) per share	$(0.30)	$0.13

Diluted earnings (loss) per share:
Continuing operations	$(0.29)	$0.13
Discontinued operations	(0.01)	-
Net earnings (loss) per share	$(0.30)	$0.13

Weighted-average common shares outstanding:
Basic	110,598	108,644
Assuming dilution	110,598	109,898
Cash dividends declared per share of common stock	$0.49	$0.49
Depreciation, depletion, accretion and amortization from continuing operations	$99,315	$95,856
Effective tax rate from continuing operations	29.1%	32.1%

			Table B
Vulcan Materials Company
and Subsidiary Companies

	(Amounts in thousands)

Consolidated Balance Sheets	March 31	December 31	March 31
(Condensed and unaudited)	2009	2008	2008

Assets
Cash and cash equivalents	$47,446	$10,194	$51,023
Medium-term investments	11,530	36,734	-
Accounts and notes receivable:
Accounts and notes receivable, gross	339,197	365,688	444,406
Less: Allowance for doubtful accounts	(9,134)	(8,711)	(7,131)
Accounts and notes receivable, net	330,063	356,977	437,275
Inventories:
Finished products	292,776	295,525	310,316
Raw materials	29,023	28,568	31,872
Products in process	4,857	4,475	4,356
Operating supplies and other	35,164	35,743	38,292
Inventories	361,820	364,311	384,836
Deferred income taxes	70,442	71,205	68,522
Prepaid expenses	60,840	54,469	69,537
Assets held for sale	-	-	148,727
Total current assets	882,141	893,890	1,159,920
Investments and long-term receivables	28,011	27,998	24,743
Property, plant & equipment:
Property, plant & equipment, cost	6,649,867	6,635,873	5,956,433
Less: Reserve for depr., depl. & amort.	(2,560,199)	(2,480,061)	(2,267,613)
Property, plant & equipment, net	4,089,668	4,155,812	3,688,820
Goodwill	3,082,467	3,083,013	3,900,360
Other intangible assets	672,871	673,792	121,802
Other assets	80,406	79,664	164,360
Total assets	$8,835,564	$8,914,169	$9,060,005

Liabilities and Shareholders' Equity
Current maturities of long-term debt	$311,689	$311,685	$34,834
Short-term borrowings	667,000	1,082,500	2,192,689
Trade payables and accruals	138,939	147,104	197,529
Other current liabilities	154,432	121,777	183,778
Liabilities of assets held for sale	-	-	6,434
Total current liabilities	1,272,060	1,663,066	2,615,264
Long-term debt	2,536,211	2,153,588	1,529,672
Deferred income taxes	954,577	949,036	675,425
Other noncurrent liabilities	619,386	625,743	492,625
Total liabilities	5,382,234	5,391,433	5,312,986
Shareholders' equity:
Common stock, $1 par value	110,556	110,270	109,441
Capital in excess of par value	1,750,688	1,734,835	1,671,162
Retained earnings	1,775,587	1,862,913	2,040,864
Accumulated other comprehensive loss	(183,501)	(185,282)	(74,448)
Shareholders' equity	3,453,330	3,522,736	3,747,019
Total liabilities and shareholders' equity	$8,835,564	$8,914,169	$9,060,005

		Table C
Vulcan Materials Company
and Subsidiary Companies

	(Amounts in thousands)
	Three Months Ended
Consolidated Statements of Cash Flows	March 31
(Condensed and unaudited)	2009	2008

Operating Activities
Net earnings (loss)	$(32,780)	$13,933
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation, depletion, accretion and amortization	99,315	95,856
Net gain on sale of property, plant & equipment and businesses	(3,227)	(3,945)
Contributions to pension plans	(1,131)	(738)
Share-based compensation	5,791	4,219
Excess tax benefit from share-based compensation	(196)	(3,162)
Deferred tax provision	2,619	1,620
Changes in assets and liabilities before initial effects of business acquisitions and dispositions	36,311	(90,689)
Other, net	(1,604)	(4,177)
Net cash provided by operating activities	105,098	12,917

Investing Activities
Purchases of property, plant & equipment	(25,638)	(109,286)
Proceeds from sale of property, plant & equipment	3,070	6,588
Proceeds from sale of businesses	11,537	17,514
Payment for businesses acquired, net of acquired cash	-	(55,885)
Redemption of medium-term investments	25,203	-
Proceeds from loan on life insurance policies	-	28,646
Withdrawal from nonconsolidated companies, net	113	519
Other, net	323	4,599
Net cash provided by (used for) investing activities	14,608	(107,305)

Financing Activities
Net short-term borrowings (payments)	(417,475)	101,189
Payment of short-term debt and current maturities	(15,083)	(403)
Proceeds from issuance of long-term debt, net of discounts	397,660	-
Debt issuance costs	(3,033)	(100)
Proceeds from issuance of common stock	6,800	55,078
Dividends paid	(54,069)	(53,177)
Proceeds from exercise of stock options	2,755	4,199
Excess tax benefit from share-based compensation	196	3,162
Other, net	(205)	575
Net cash provided by (used for) financing activities	(82,454)	110,523

Net increase in cash and cash equivalents	37,252	16,135
Cash and cash equivalents at beginning of year	10,194	34,888
Cash and cash equivalents at end of period	$47,446	$51,023

		Table D
Segment Financial Data and Unit Shipments
	(Amounts in thousands, except per unit data)
	Three Months Ended
	March 31
	2009	2008
Total Revenues
Aggregates (a)	$401,812	$536,038
Asphalt mix and Concrete (b)	193,199	266,628
Cement (c)	19,741	31,087
Intersegment sales	(46,857)	(61,991)
Total net sales	567,895	771,762
Delivery revenues	32,399	45,577
Total revenues	$600,294	$817,339
Gross Profit
Aggregates	$63,616	$126,907
Asphalt mix and Concrete	15,317	20,074
Cement	(1,326)	7,469
Total gross profit	$77,607	$154,450
Unit Shipments
Aggregates
Customer tons	29,541	42,070
Internal tons (d)	2,512	3,917
Aggregates - tons	32,053	45,987
Asphalt mix - tons	1,398	1,903
Ready-mixed concrete - cubic yards	1,087	1,595
Cement
Customer tons	67	173
Internal tons (d)	101	117
Cement - tons	168	290
Average Unit Sales Price (including internal sales)
Aggregates (freight-adjusted) (e)	$10.26	$10.04
Asphalt mix	$55.19	$48.95
Ready-mixed concrete	$99.47	$99.51
Cement	$97.00	$98.16

(a)	Includes crushed stone, sand and gravel, sand, other aggregates, as well as transportation and service revenues associated with the aggregates business.
(b)	Includes asphalt mix, ready-mixed concrete, concrete block, precast, as well as building materials purchased for resale.
(c)	Includes cement and calcium products.
(d)	Represents tons shipped primarily to our downstream operations (e.g., asphalt mix and ready-mixed concrete). Sales from internal shipments are eliminated in net sales presented above and in the accompanying Condensed Consolidated Statements of Earnings.
(e)	Freight-adjusted sales price is calculated as total sales dollars (internal and external) less freight to remote distribution sites divided by total sales units (internal and external).

		Table E
Supplemental Cash Flow Information

Supplemental information referable to the Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31 is summarized below (amounts in thousands):
	2009	2008

Supplemental Disclosure of Cash Flow Information
Cash paid (refunded) during the period for:
Interest, net of amount capitalized	$13,334	$31,404
Income taxes	(330)	13,094

Supplemental Schedule of Noncash Investing and Financing Activities
Liabilities assumed in business acquisitions	-	559
Accrued liabilities for purchases of property & equipment	19,082	25,754
Carrying value of noncash assets and liabilities exchanged	-	29,086
Debt issued for purchases of property, plant & equipment	1,982	4
Proceeds receivable from exercise of stock options	-	911
Other noncash transactions	25	16

			Table F

Reconciliation of Non-GAAP Measures
EBITDA and Cash Earnings Reconciliations

	(Amounts in thousands)
	Three Months Ended
	March 31
	2009	2008

Reconciliation of Net Cash Provided by Operating Activities to EBITDA and Cash Earnings

Net cash provided by operating activities	$105,099	$12,917
Changes in operating assets and liabilities before initial effects of business acquisitions and dispositions	(36,311)	90,689
Other, net operating activity items (providing) using cash	(2,253)	6,183
Loss on discontinued operations, net of tax	525	552
Provision for income taxes	(13,270)	6,835
Interest expense, net	43,124	42,787
Less: Depreciation, depletion, accretion and amortization	(99,315)	(95,856)
EBIT	(2,401)	64,107
Plus: Depreciation, depletion, accretion and amortization	99,315	95,856

EBITDA	$96,914	$159,963
Less: Interest expense, net	(43,124)	(42,787)
Current taxes	15,906	(5,152)
Cash earnings	$69,696	$112,024

Reconciliation of Operating Earnings (Loss) to EBITDA and Cash Earnings

Operating earnings (loss)	$(1,326)	$66,758
Other income (expense), net	(1,075)	(2,651)
EBIT	(2,401)	64,107
Plus: Depreciation, depletion, accretion and amortization	99,315	95,856

EBITDA	$96,914	$159,963
Less: Interest expense, net	(43,124)	(42,787)
Current taxes	15,906	(5,152)
Cash earnings	$69,696	$112,024

EBITDA and Earnings Per Share (EPS) Bridge		EBITDA	EPS
		(millions)	(diluted)
First Quarter Continuing Operations - 2008 Actual		$160	$0.13
Increase / (Decrease) due to:
Aggregates:
Volumes		(84)	(0.58)
Selling prices		7	0.05
Costs		16	0.11
Asphalt mix and Concrete		(4)	(0.03)
Cement		(9)	(0.06)
Selling, administrative and general expenses		13	0.07
Depreciation, depletion, accretion and amortization		n/a	(0.02)
Tax rate differential and discrete items		n/a	0.03
Additional shares outstanding and other		(2)	0.01

First Quarter Continuing Operations - 2009 Actual		$97	$(0.29)

EBITDA is an acronym for Earnings Before Interest, Taxes, Depreciation and Amortization. Cash earnings adjusts EBITDA for net interest and current taxes. These financial metrics are often used by the investment community as indicators of a company’s ability to incur and service debt. They are not defined by Generally Accepted Accounting Principles (GAAP); thus, it should not be considered as an alternative to net cash provided by operating activities, operating earnings, or any other liquidity or performance measure defined by GAAP.

These metrics are presented for the convenience of investment professionals that use such metrics in their analysis and to provide the Company's shareholders an understanding of metrics management uses to assess performance and to monitor our cash and liquidity positions. Due to the significant write-up of the assets acquired in the November 2007 acquisition of Florida Rock resulting from the application of SFAS 141, Business Combinations, Vulcan's management internally uses EBITDA, cash earnings, and other such measures to assess the operating performance of the acquired Florida Rock assets and consolidated company. Vulcan's management does not use these metrics as a measure to allocate resources internally.

CONTACT:
Vulcan Materials Company
Investor Contact:
Mark Warren, 205-298-3220
or
Media Contact:
David Donaldson, 205-298-3220